EXHIBIT 99.1

October 27, 2005

Dow Reports Third Quarter 2005 Results

Strong Sales and Earnings Growth in Face of Significant Challenges

Third Quarter of 2005 Highlights

•                  Sales for the three months ended September 30 set a new third quarter record of $11.3 billion, 12 percent higher than the same period last year.

•                  Earnings per share were $0.82, a 26 percent improvement over the $0.65 per share reported a year ago and the Company’s 10th consecutive quarter of year-over-year earnings growth.

•                  Strong cash flow allowed the Company to further reduce debt by $500 million, bringing its net debt(1) to capital ratio to 32 percent—down 14 percentage points from 46 percent at the end of the third quarter of last year.

Comment

            Geoffery E. Merszei, Dow’s executive vice president and chief financial officer, stated:

            “This was a tough quarter for Dow; feedstock and energy costs soared to new highs and our U.S. Gulf Coast operations were disrupted by two severe hurricanes. But Dow’s response to these challenges was both swift and effective, delivering another very good quarter for the Company and demonstrating the commitment and the professionalism of Dow people throughout our organization.”

	3 Months Ended September 30		9 Months Ended September 30
(In millions, except for per share amounts)	2005	2004	2005	2004
Net Sales	$11,261	$10,072	$34,390	$29,225
Net Income	$801	$617	$3,419	$1,771
Earnings per Common Share	$0.82	$0.65	$3.51	$1.87

Review of Third Quarter Results

                The Dow Chemical Company (NYSE: DOW) reported sales of $11.3 billion for the third quarter of 2005, a 12 percent increase compared with the same period of 2004.   Net income rose 30 percent to $801 million, while earnings per share were $0.82, up 26 percent from the third quarter of last year.

                Price improved 12 percent year-over-year, with increases in all geographic areas and across virtually every business, while volume held steady compared with a very strong third quarter in 2004, despite the impact of the two hurricanes that hit the U.S. Gulf Coast.

                Although Dow’s feedstock and energy costs were almost $850 million higher than a year ago, the Company recorded its 11th consecutive quarter of year-over-year margin recovery and was able to further reduce debt by $500 million. At the end of the quarter, Dow’s net debt to capital ratio was 32 percent, 14 percentage points lower than at the end of the same quarter in 2004. The Company’s gross debt to total capital ratio was 41 percent.

                “This was a tough quarter for Dow; feedstock and energy costs soared to new highs and our U.S. Gulf Coast operations were disrupted by two severe hurricanes,” said Geoffery E. Merszei, Dow’s executive vice president and chief financial officer. “But Dow’s response to these challenges was both swift and effective, delivering another very good quarter for the Company and demonstrating the commitment and the professionalism of Dow people throughout our organization.

                “This was also a quarter that underscored the value of Dow’s strategic direction. Our Performance Plastics and Performance Chemicals businesses each had a strong quarter compared with a year ago—reinforcing the benefit of our diversified business portfolio. Increased demand for Dow’s products in Europe offset declines in other parts of the world—demonstrating the merit of geographic balance. Our nonconsolidated joint ventures once again added substantially to our bottom line, with equity earnings for the quarter rising compared with last year. And our commitment to financial discipline enabled us to significantly reduce debt, while also ensuring continued cost constraint—with the Company’s Selling, Administrative and Research and Development expenses as a percent of sales remaining below 6 percent.”

                In the Performance Plastics segment, sales for the third quarter were $2.9 billion, an increase of 22 percent compared with the same period in 2004, with volume up 5 percent and price up 17 percent. Sales improved across all businesses and in all geographic areas, leading to particularly strong earnings growth in Polyurethanes, Engineering Plastics and Epoxy Products and Intermediates.  Dow Automotive reported a healthy year-over-year volume improvement, outpacing the industry by securing higher content with its traditional global OEM customer base and continuing to capture opportunities with new customers. Volume was also up in Dow’s Building and Construction business, with strong demand growth for STYROFOAMTM brand products in both Europe and North America. Results for the segment in the third quarter were bolstered by the successful integration of ENGAGETM, NORDELTM and TYRINTM elastomers, acquired in connection with the dissolution of the DuPont Dow Elastomers joint venture. Third quarter EBIT(2) for the Performance Plastics segment was $580 million, almost two and a half times the $238 million reported in the same quarter of 2004.

                Sales in Performance Chemicals rose to $1.9 billion for the third quarter of 2005, an increase of 13 percent compared with the same period last year. This improvement was driven by a 17 percent increase in price, while volume was down 4 percent from the robust levels of a year ago. Dow Latex had a strong quarter, with both Emulsion Polymers and UCARTM Emulsion Systems reporting double-digit price increases in most geographic areas. Specialty Polymers also reported a good quarter, benefiting from the sale of FILMTECTM membranes to the world’s largest desalination plant in the Middle East.  And Acrylics and Oxide Derivatives recorded a strong increase in both sales and earnings, as the business overcame the impact of higher feedstock costs and lower volume.  Performance Chemicals reported EBIT of $298 million for the third quarter, an increase of 84 percent compared with $162 million in the same period last year.

                The Agricultural Sciences segment had a disappointing third quarter, posting sales of $615 million, down 6 percent from $657 million in the same quarter a year ago. Volume was down 8 percent year-over-year, due in part to the absence of a soybean rust outbreak in the southern United States and difficult market conditions in Brazil.  By contrast, the segment saw healthy growth in its Plant Genetics and Biotechnology business, driven by increased demand for sunflower and corn seeds. Third quarter EBIT for Agricultural Sciences fell by $71 million compared with the same period a year ago, resulting in a loss for the quarter of $28 million.

                Plastics sales climbed to $2.9 billion for the third quarter, 11 percent higher than the same period last year, with volume rising 2 percent as demand continued to recover from customer inventory de-stocking earlier in the year. Price was up 9 percent year-over-year, all but offsetting the surge in feedstock and energy costs.  The quarter was marked by a further improvement in polyethylene demand, with tightening global supply driving significant price increases across all geographic areas.  Polystyrene also delivered good volume growth during the quarter, with a modest improvement in earnings. Third quarter EBIT for the Plastics segment of $420 million was slightly lower than the $428 million posted for the same period in 2004.

                Sales in the Chemicals segment declined slightly in the third quarter compared with the same period a year ago, dropping 3 percent to $1.3 billion. Price was up 9 percent, but volume was down 12 percent, principally the consequence of hurricanes Katrina and Rita which impacted around half of Dow’s global ethylene glycol, caustic soda and vinyl chloride monomer production.  Year-over-year caustic soda prices were up significantly, but these increases were not sufficient to keep pace with the soaring cost of U.S. natural gas.  Results for ethylene glycol were impacted by an outage at EQUATE early in the quarter—and by lower selling prices compared with the very high levels of a year ago.  The Chemicals segment reported EBIT for the third quarter of $168 million, 42 percent lower than the same period last year.

                “This was a significantly challenging quarter for Dow, but one in which we were able to report healthy earnings growth, further strengthening our balance sheet and taking us past Dow’s previous record annual earnings, with one full quarter to spare,” said Merszei.

                “Looking ahead, global economic growth is set to continue, spurring higher demand for chemicals and plastics in the face of tightening supply/demand balances. Although feedstock and energy costs are expected to remain high and volatile, our continued focus on financial discipline and margin management should reap another year-over-year earnings improvement in the fourth quarter—and 2006 should exceed our performance in 2005.”

(1)   Net debt equals total debt (“Notes payable” plus “Long-term debt due within one year” plus “Long-Term Debt”) minus “Cash and cash equivalents” and “Marketable securities and interest-bearing deposits.”

(2)   Earnings before interest, income taxes and minority interests (“EBIT”). A reconciliation of EBIT to “Net Income Available for Common Stockholders” is provided following the Operating Segments and Geographic Areas table.

Upcoming Webcasts

•       Dow will host a live Webcast of its third quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 10.00 a.m. EDT on www.dow.com.

About Dow

                Dow is a leader in science and technology, providing innovative chemical, plastic and agricultural products and services to many essential consumer markets. With annual sales of $40 billion, Dow serves customers in 175 countries and a wide range of markets that are vital to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others. Committed to the principles of sustainable development, Dow and its 43,000 employees seek to balance economic, environmental and social responsibilities. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted.

Note:  The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Supplemental information

                The following table summarizes the impact of certain items recorded in the nine-month periods ended September 30, 2005 and 2004.  None of these items impacted results for either the third quarter of 2005 or the third quarter of 2004.

Description of Certain Items Affecting Results:

Nine-month periods ended September 30, 2005 and 2004

                Earnings for the nine-month period ended September 30, 2005 were favorably impacted by a pretax gain of $70 million, or $0.05 per share, related to the sale of a 2.5 percent interest in the EQUATE joint venture, recorded in the first quarter of 2005. Of this gain, $29 million was reflected in the Plastics segment and $41 million was reflected in the Chemicals segment. In addition, earnings for the nine-month period ended September 30, 2005 were favorably impacted by an after-tax benefit of $113 million, equivalent to $0.12 per share, related to the plan to repatriate foreign earnings in 2005 under the American Jobs Creation Act of 2004 (“AJCA”). This was reflected in “Provision for income taxes.” The gain was partially offset by a pretax charge of $31 million, or $0.02 per share, associated with the Company’s early redemption of debt, reflected in Unallocated and Other. Both of these items were recorded in the second quarter of 2005.

                In the nine-month period ended September 30, 2004, the Company recorded a net pretax gain from restructuring of $20 million, equivalent to $0.01 per share, during the second quarter. The net gain included: gains of $563 million from asset divestitures associated with the formation of two new joint ventures, MEGlobal ($439 million gain in the Chemicals segment) and Equipolymers ($124 million gain in the Plastics segment); charges totaling $99 million for asset impairments related to the future sale or shutdown of facilities ($89 million charge in the Performance Chemicals segment, $10 million charge in Unallocated and Other); a charge of $148 million (in Unallocated and Other) in recognition of a liability associated with a loan guarantee for Cargill Dow LLC, a former 50:50 joint venture; and employee-related restructuring charges of $296 million, reflected in Unallocated and Other.

	Pretax Impact (1)		Impact on Net Income (2)		Impact on EPS (3)
	Nine Months Ended		Nine Months Ended		Nine Months Ended
In millions, except per share amounts	Sept. 30, 2005	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004
Gain on sale of EQUATE shares	$70	—	$46	—	$0.05	—
Loss on early extinguishment of debt	(31)	—	(20)	—	(0.02)	—
AJCA repatriation of foreign earnings	—	—	113	—	0.12	—
Employee-related restructuring charges	—	$(296)	—	$(200)	—	$(0.21)
Gains on divestitures of assets related to the formation of MEGlobal and Equipolymers joint ventures	—	563	—	379	—	0.40
Asset impairments	—	(99)	—	(69)	—	(0.08)
Recognition of liability related to Cargill Dow loan guarantee	—	(148)	—	(93)	—	(0.10)
Total	$39	$20	$139	$17	$0.15	$0.01

(1)                  Impact on “Income before Income Taxes and Minority Interests”

(2)                  Impact on “Net Income Available for Common Stockholders”

(3)                  Impact on “Earnings per common share—diluted”

THE DOW CHEMICAL COMPANY - 3Q05 EARNINGS

Financial Statements (Note A)

The Dow Chemical Company and Subsidiaries

Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
In millions, except per share amounts(Unaudited)	2005	2004	2005	2004
Net Sales	$11,261	$10,072	$34,390	$29,225
Cost of sales	9,610	8,697	28,247	24,949
Research and development expenses	264	248	790	761
Selling, general and administrative expenses	379	341	1,153	1,051
Amortization of intangibles	13	19	40	64
Restructuring net gain (Note B)	—	—	—	20
Equity in earnings of nonconsolidated affiliates	240	232	739	626
Sundry income—net (Note C)	39	35	178	20
Interest income	42	19	98	58
Interest expense and amortization of debt discount	168	193	543	561
Income before Income Taxes and Minority Interests	1,148	860	4,632	2,563
Provision for income taxes (Note D)	328	214	1,153	702
Minority interests’ share in income	19	29	60	90
Net Income Available for Common Stockholders	$801	$617	$3,419	$1,771
Share Data
Earnings per common share—basic	$0.83	$0.66	$3.55	$1.89
Earnings per common share—diluted	$0.82	$0.65	$3.51	$1.87
Common stock dividends declared per share of common stock	$0.335	$0.335	$1.005	$1.005
Weighted-average common shares outstanding—basic	965.2	940.9	962.1	937.0
Weighted-average common shares outstanding—diluted	978.4	951.4	974.2	948.8
Depreciation	$454	$515	$1,378	$1,435
Capital Expenditures	$400	$321	$1,050	$851

Notes to the Consolidated Financial Statements:

Note A:                               The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered.  These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.  Except as otherwise indicated by the context, the terms “Company” and “Dow” as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B:                               In the second quarter of 2004, the Company recorded a net pretax gain of $20 million related to restructuring activities.  The net gain included gains totaling $563 million related to the divestitures of assets in conjunction with the formation of two new joint ventures, MEGlobal and Equipolymers; asset impairments of $99 million related to the future sale or shutdown of facilities; the recognition of a liability of $148 million associated with a loan guarantee for Cargill Dow LLC, a 50:50 joint venture; and employee-related restructuring charges of $296 million.  The employee-related restructuring charges included severance of $225 million and curtailment costs of $71 million associated with Dow’s defined benefit plans, and were the result of decisions management made in the second quarter relative to employment levels as the Company restructured its business organization and finalized plans for additional plant shutdowns and divestitures.

Note C:                              In November 2004, Union Carbide Corporation sold a 2.5 percent interest in EQUATE to National Bank of Kuwait for $104 million. In March 2005, the resale of these shares to private Kuwaiti investors was completed, reducing Union Carbide’s ownership interest from 45 percent to 42.5 percent and resulting in a pretax gain of $70 million in the first quarter of 2005.

Note D:                              In the second quarter of 2005, the Company finalized its plan for the repatriation of foreign earnings subject to the requirements of the American Jobs Creation Act of 2004, resulting in a credit to the “Provision for income taxes” of $113 million.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

	Sept. 30,	Dec. 31,
In millions (Unaudited)	2005	2004
Assets
Current Assets
Cash and cash equivalents	$3,179	$3,108
Marketable securities and interest-bearing deposits	31	84
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables—2005: $188; 2004: $136)	4,927	4,753
Other	2,870	2,604
Inventories	5,450	4,957
Deferred income tax assets—current	393	384
Total current assets	16,850	15,890
Investments
Investment in nonconsolidated affiliates	2,311	2,698
Other investments	2,185	2,141
Noncurrent receivables	141	189
Total investments	4,637	5,028
Property
Property	41,415	41,898
Less accumulated depreciation	28,085	28,070
Net property	13,330	13,828
Other Assets
Goodwill	3,140	3,152
Other intangible assets (net of accumulated amortization - 2005: $534; 2004: $507)	475	535
Deferred income tax assets - noncurrent	4,032	4,369
Asbestos-related insurance receivables—noncurrent	854	1,028
Deferred charges and other assets	2,419	2,055
Total other assets	10,920	11,139
Total Assets	$45,737	$45,885

Liabilities and Stockholders’ Equity
Current Liabilities
Notes payable	$203	$104
Long-term debt due within one year	719	861
Accounts payable:
Trade	3,478	3,701
Other	1,531	2,194
Income taxes payable	432	419
Deferred income tax liabilities—current	465	205
Dividends payable	327	342
Accrued and other current liabilities	2,573	2,680
Total current liabilities	9,728	10,506
Long-Term Debt	9,969	11,629
Other Noncurrent Liabilities
Deferred income tax liabilities—noncurrent	1,467	1,301
Pension and other postretirement benefits—noncurrent	3,898	3,979
Asbestos-related liabilities—noncurrent	1,426	1,549
Other noncurrent obligations	3,253	3,202
Total other noncurrent liabilities	10,044	10,031
Minority Interest in Subsidiaries	333	449
Preferred Securities of Subsidiaries	1,000	1,000
Stockholders’ Equity
Common stock	2,453	2,453
Additional paid-in capital	572	274
Unearned ESOP shares	(4)	(12)
Retained earnings	13,952	11,527
Accumulated other comprehensive loss	(1,689)	(977)
Treasury stock at cost	(621)	(995)
Net stockholders’ equity	14,663	12,270
Total Liabilities and Stockholders’ Equity	$45,737	$45,885

See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries

Operating Segments and Geographic Areas

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
In millions (Unaudited)	2005	2004	2005	2004
Operating segment sales
Performance Plastics	$2,939	$2,417	$8,467	$6,875
Performance Chemicals	1,906	1,694	5,816	4,894
Agricultural Sciences	615	657	2,635	2,610
Plastics	2,900	2,608	8,682	7,167
Chemicals	1,297	1,340	4,126	3,986
Hydrocarbons and Energy	1,541	1,294	4,443	3,480
Unallocated and Other	63	62	221	213
Total	$11,261	$10,072	$34,390	$29,225
Operating segment EBIT (1)
Performance Plastics	$580	$238	$1,494	$697
Performance Chemicals	298	162	1,035	417
Agricultural Sciences	(28)	43	469	545
Plastics	420	428	1,795	1,134
Chemicals	168	292	863	1,191
Hydrocarbons and Energy	—	—	—	(1)
Unallocated and Other	(164)	(129)	(579)	(917)
Total	$1,274	$1,034	$5,077	$3,066
Geographic area sales
United States	$4,123	$3,771	$12,868	$11,013
Europe	4,036	3,457	12,643	10,356
Rest of World	3,102	2,844	8,879	7,856
Total	$11,261	$10,072	$34,390	$29,225

(1)                     The Company uses EBIT (which Dow defines as earnings before interest, income taxes and minority interests) as its measure of profit/loss for segment reporting purposes.  EBIT includes all operating items related to the businesses and excludes items that principally apply to the Company as a whole.  A reconciliation of EBIT to “Net Income Available for Common Stockholders” is provided below:

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2005	2004	2005	2004
EBIT	$1,274	$1,034	$5,077	$3,066
+ Interest income	42	19	98	58
- Interest expense and amortization of debt discount	168	193	543	561
- Provision for income taxes	328	214	1,153	702
- Minority interests’ share in income	19	29	60	90
Net Income Available for Common Stockholders	$801	$617	$3,419	$1,771

Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended			Nine Months Ended
	Sept. 30, 2005			Sept. 30, 2005
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Operating segments
Performance Plastics	5%	17%	22%	1%	22%	23%
Performance Chemicals	(4)%	17%	13%	(2)%	21%	19%
Agricultural Sciences	(8)%	2%	(6)%	(3)%	4%	1%
Plastics	2%	9%	11%	(1)%	22%	21%
Chemicals	(12)%	9%	(3)%	(15)%	19%	4%
Hydrocarbons and Energy	7%	12%	19%	3%	25%	28%
Total	—	12%	12%	(2)%	20%	18%
Geographic areas
United States	(5)%	14%	9%	(2)%	19%	17%
Europe	8%	9%	17%	1%	21%	22%
Rest of World	(4)%	13%	9%	(7)%	20%	13%
Total	—	12%	12%	(2)%	20%	18%